Exhibit 99.1

SUMMARY OF APPRAISAL

Re: American Airlines, 7.5% Senior Secured Notes due 2016

Delivery of Appraisal of Collateral dated May 16, 2014

Reference is made to the Indenture, dated as of March 15, 2011, among American Airlines, Inc. (the Company), American Airlines Group, Inc. (f/k/a AMR Corporation), U.S. Bank National Association, as trustee and Wilmington Trust Company, as collateral trustee (as amended, supplemented or otherwise modified from time to time, the Indenture). Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture. Pursuant to Section 4.19 of the Indenture, the Company has delivered to the Trustee and the Collateral Trustee an Appraisal establishing the value of the Collateral. Pursuant to Section 4.03(b) of the Indenture, the following is a summary report of the Appraisal:

The Appraisal, dated May 16, 2014, using a discount rate of 11.5% and a perpetuity growth rate of 1.5%, lists the Appraised Value of the Collateral as $3,427,775,000.

The Appraisal is subject to a number of significant assumptions, limitations and risks, and was prepared based on certain specified methodologies described therein, including a discounted net present value methodology to projected annual cash flows of certain of the Company’s scheduled services. The Appraisal may not accurately reflect the fair market or realizable value of the Collateral. An appraisal that is subject to different assumptions, limitations and risks, and is based on other methodologies, may result in valuations that are materially different from those contained in the Appraisal.